Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS;

FOURTH QUARTER CFFO INCREASES 56% TO $0.49 PER SHARE

DALLAS – (BUSINESS WIRE) –March 6, 2013 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the fourth quarter and full year 2012. Company highlights for the fourth quarter and full year include:

Fourth Quarter Highlights

•

Adjusted Cash From Facility Operations (“CFFO”) increased 56.3% to $13.5 million, or $0.49 per share in the fourth quarter of 2012, an increase of $0.17 per share from the fourth quarter of 2011. Tax savings from a cost segregation study enhanced CFFO by approximately $0.09 per share in the quarter.

•	Adjusted EBITDAR increased 14.8% to $29.2 million in the fourth quarter of 2012, an increase of $3.8 million from the fourth quarter of 2011. EBITDAR margin was 35.1% in the fourth quarter of 2012.

•	Revenue increased 17.0% to $83.3 million in the fourth quarter of 2012, an increase of $12.1 million from the fourth quarter of 2011.

•	Average monthly rent for the consolidated communities increased 3.2% to $3,002 per occupied unit in the fourth quarter of 2012, an increase of $94 per occupied unit from the fourth quarter of 2011.

•	Same-community occupancies increased 180 basis points from the fourth quarter of 2011 and 80 basis points from the third quarter of 2012.

•

The Company completed the acquisition of 10 senior living communities in the fourth quarter for a combined purchase price of approximately $105.7 million, increasing the Company’s owned portfolio to 48 communities.

•	Subsequent to the end of the fourth quarter, the Company is completing the acquisition of an additional senior living community for a purchase price of approximately $6.7 million.

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Full Year Highlights

•	Adjusted CFFO increased 45.8% to $37.3 million, or $1.37 per share in 2012, an increase of $0.42 per share from 2011.

•	Adjusted EBITDAR increased 19.1% to $110.0 million in 2012, an increase of $17.7 million from 2011. EBITDAR margin improved to 35.4% from 35.0% in the prior year.

•	Revenue increased 17.9% to $310.5 million in 2012, an increase of $47.0 million from 2011.

•

The Company completed the acquisition of 17 high quality senior living communities for a combined purchase price of $181.3 million. These 17 communities are expected to generate incremental annual CFFO of approximately $0.34 per share.

“We are very pleased to report continued occupancy growth and strong results from the successful implementation of our strategic plan that is focused on operations, marketing and accretive growth to enhance shareholder value,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “CFFO of $1.37 per share was 46% higher and EBITDAR margin improved 40 basis points from the prior year. Fourth quarter same-community occupancies increased 180 basis points from the comparable quarter of the prior year and 80 basis points sequentially. We differentiate Capital Senior Living as the value leader in providing quality seniors housing and care at reasonable prices. We are well positioned to make further gains as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply and an improving housing market. These strong fundamentals are further enhanced by our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions, generating meaningful increases in CFFO, earnings and real estate value.”

Recent Investment Activity

•

In the fourth quarter, the Company completed the acquisition of 10 senior living communities for a combined purchase price of approximately $105.7 million. These communities are located in Texas, Indiana, Ohio and Missouri, enhancing the Company’s geographic concentration in these states. Highlights of these transactions include:

•	Additional CFFO of $5.4 million, or $0.20 per share.

•	Incremental earnings of $3.2 million, or $0.12 per share.

•	Increases annual revenue by $29.6 million.

•	Average occupancy above 95%.

•	Average monthly rents are approximately $3,200.

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These ten communities were financed with approximately $74.7 million of non-recourse mortgage debt consisting of approximately $59.9 million of 10-year debt with a fixed interest rate of 4.38%; approximately $3.2 million of assumed debt with a fixed interest rate of 4.48% and remaining maturity of 33 years; and approximately $11.6 million of bridge financing. The Company has received a commitment for a 10-year fixed rate non-recourse refinancing of this bridge loan. The blended average interest rate on the $74.7 million of debt is approximately 4.44%.

•

Subsequent to the end of the fourth quarter, the Company is completing the acquisition of a senior living community in Nebraska for a purchase price of approximately $6.7 million. Highlights of this transaction include:

•	Additional CFFO of $0.3 million, or $0.01 per share.

•	Incremental earnings of $0.2 million, or $0.01 per share.

•	Increases annual revenue by $2.6 million.

•	Average occupancy 91%.

•	Average monthly rents are approximately $3,500.

This community will be financed with approximately $4.0 million of 10-year fixed rate debt that is non-recourse to the Company with an interest rate of 4.66%.

•

The Company is conducting due diligence on additional transactions consisting of high-quality senior living communities in regions with extensive existing operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire additional communities in the second quarter of 2013.

Quarterly Financial Results

For the fourth quarter of 2012, the Company reported revenue of $83.3 million, compared to revenue of $71.2 million in the fourth quarter of 2011. Resident and healthcare revenue increased from the fourth quarter of the prior year by approximately $11.9 million, or 17.0%, largely as a result of acquiring 17 communities in the last twelve months. The number of consolidated communities increased from 81 in the fourth quarter of 2011 to 98 in the fourth quarter of 2012.

Average monthly rent for the consolidated communities was $3,002 per occupied unit in the fourth quarter of 2012, an increase of $94, or 3.2%, over the fourth quarter of 2011. Financial occupancy of the consolidated portfolio averaged 87.2% in the fourth quarter of 2012, 110 basis points higher than the third quarter of 2012 and 160 basis points higher than the fourth quarter of 2011.

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As a percentage of resident and healthcare revenue, operating expenses were 59.6% in the fourth quarter of 2012. Operating expenses for the fourth quarter of 2012 were $48.7 million, an increase of $7.1 million from the fourth quarter of 2011, primarily due to 17 additional communities now being consolidated.

General and administrative expenses as a percentage of revenues under management were 4.9% for the quarter, excluding transaction costs incurred by the Company. Transaction costs for the quarter were approximately $0.7 million. In addition, general and administrative expenses in the fourth quarter of 2012 reflect approximately $0.6 million of accrued bonus expense due to the achievement of certain performance-based incentive goals.

Adjusted EBITDAR for the fourth quarter of 2012 was approximately $29.2 million, an increase of $3.8 million, or 14.8% from the fourth quarter of 2011. Adjusted EBITDAR margin was 35.1% for the period. If the additional performance-based incentive bonuses had been accrued over the entire year, EBITDAR margin in the fourth quarter of 2012 would have been 35.6%. Adjusted net income for the fourth quarter of 2012 was $1.9 million, or $0.07 per share, excluding non-recurring or non-economic items reconciled on the final page of this release.

Adjusted CFFO was $13.5 million, or $0.49 per share in the fourth quarter of 2012. Adjusted CFFO exceeded the fourth quarter of 2011 by $4.9 million, or $0.17 per share. In the most recent quarter, the Company initiated a tax consulting engagement to assist in reviewing the classification of costs incurred for the purchase and improvements to its owned and leased portfolio. The purpose of this study was to determine which costs may qualify for shorter depreciable lives for federal income tax purposes. The preliminary findings of this cost segregation study indicated that the Company could increase its depreciation expense for tax purposes by approximately $6.1 million in the fourth quarter of 2012, saving approximately $2.4 million of taxes and increasing CFFO by approximately $0.09 per share. The Company expects to realize additional tax benefits from this cost segregation study of approximately $0.05 per share in each quarter of 2013. Without this tax benefit, CFFO in the fourth quarter of 2012 would have been approximately $11.0 million, or $0.40 per share.

Adjusted CFFO in the fourth quarter of 2011 benefited from approximately $4.0 million of bonus depreciation pursuant to The Tax Relief, Unemployment Insurance and Job Creation Act that was passed late last year. Tax savings of $1.8 million resulting from this bonus depreciation added approximately $0.07 per share to CFFO in the fourth quarter of 2011.

Excluding tax benefits in both quarters, CFFO increased from $0.25 per share in the fourth quarter of 2011 to $0.40 per share in the fourth quarter of 2012, an increase of approximately 60%.

Annual Financial Results

The Company reported 2012 revenue of $310.5 million compared to revenue of $263.5 million in 2011, an increase of $47.0 million or 17.8%.

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Operating expenses for 2012 were $182.3 million, or 60.0% of resident and healthcare revenue. Operating margins improved 10 basis points from the prior year.

General and administrative expenses in 2012 were $16.1 million, approximately $2.9 million higher than in 2011. Of the $2.9 million increase, approximately $0.5 million was due to higher transaction costs and the remainder was largely attributable to professional fees and payroll and benefit costs to support growth, along with additional bonus expense due to the achievement of certain performance-based incentive goals. Excluding transaction costs, general and administrative expenses as a percentage of revenues under management were 4.5% in 2012.

Adjusted EBITDAR was $110.0 million in 2012 compared to $92.3 million in 2011. Adjusted EBITDAR margin of 35.4% in 2012 improved 40 basis points from the prior year. Adjusted net income in 2012 was $7.7 million, or $0.28 per share, compared to adjusted net income of $6.9 million, or $0.25 per share in 2011. CFFO was $37.3 million, or $1.37 per share in 2012, an increase of $11.7 million, or $0.42 per share from 2011.

Operating Activities

At communities under management, excluding one community that had a recent conversion, same-community revenue in the fourth quarter of 2012 increased 4.2% versus the fourth quarter of 2011. Same-community expenses increased 2.8% and net income increased 6.2% from the fourth quarter of the prior year.

Same-community occupancies were 180 basis points higher than the fourth quarter of 2011 and 80 basis points higher than the third quarter of 2012. Same-community occupancy in the fourth quarter reflected occupancy gains in independent living exceeding those in higher levels of care, resulting in average rents 2.1% higher than the fourth quarter of 2011 and equal to last quarter.

Capital expenditures for the fourth quarter of 2012 were approximately $3.2 million, representing $1.9 million of investment spending and $1.3 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures equaled approximately $500 per unit.

Balance Sheet

The Company ended 2012 with $28.9 million of cash and cash equivalents, including restricted cash. During the year, approximately $51.8 million of cash was invested as equity in the acquisition of 17 senior living communities. As of December 31, 2012, the Company financed its 48 owned communities with mortgages totaling $360.9 million with a blended average interest rate of 5.25%. Except for one bridge loan that will be replaced with permanent financing in the first quarter of 2013, all of the Company’s mortgage debt was at fixed interest rates with no loan maturities before the third quarter of 2015.

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Q4 2012 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2012 financial results. The call will be held on Thursday, March 7, 2013 at 11:00 a.m. Eastern Time. The call-in number is 913-312-0953, confirmation code 1080434. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 7, 2013 at 2:00 p.m. Eastern Time, until March 16, 2013 at 2:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 1080434. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning March 8, 2013.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 101 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 13,600 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, Adjusted CFFO, Adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 7

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$18,737	$22,283
Restricted cash	10,179	9,102
Accounts receivable, net	5,229	4,526
Accounts receivable from affiliates	753	708
Federal and state income taxes receivable	3,901	5,438
Deferred taxes	1,443	1,479
Property tax and insurance deposits	11,442	11,395
Prepaid expenses and other	4,758	6,068

Total current assets	56,442	60,999
Property and equipment, net	527,159	365,459
Deferred taxes	9,350	5,782
Investments in unconsolidated joint ventures	1,074	1,070
Other assets, net	42,917	29,016

Total assets	$636,942	$462,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,978	$2,297
Accounts payable to affiliates	2	314
Accrued expenses	24,445	19,086
Current portion of notes payable	20,230	8,196
Current portion of deferred income	8,193	8,740
Current portion of capital lease and financing obligations	766	50
Customer deposits	1,540	1,530

Total current liabilities	62,154	40,213
Deferred income	19,990	26,175
Capital lease and financing obligations, net of current portion	42,146	31
Other long-term liabilities	1,692	1,826
Notes payable, net of current portion	342,366	224,940
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 27,699 and 27,083 in 2012 and 2011, respectively	286	280
Additional paid-in capital	137,867	135,301
Retained earnings	31,375	34,494
Treasury stock, at cost – 350 shares in 2012 and 2011	(934)	(934)

Total shareholders’ equity	168,594	169,141

Total liabilities and shareholders’ equity	$636,942	$462,326

CAPITAL/Page 8

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Resident and health care revenue	$81,687	$69,811	$304,848	$256,584
Affiliated management services revenue	182	145	674	883
Community reimbursement revenue	1,409	1,196	5,014	6,035

Total revenues	83,278	71,152	310,536	263,502
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	48,651	41,545	182,286	154,042
General and administrative expenses	5,191	3,641	16,114	13,198
Facility lease expense	13,965	13,466	55,144	52,233
Stock-based compensation expense	601	477	2,444	1,497
Provision for bad debts	198	70	749	287
Depreciation and amortization	10,160	6,383	35,130	18,299
Community reimbursement expense	1,409	1,196	5,014	6,035

Total expenses	80,175	66,778	296,881	245,591

Income from operations	3,103	4,374	13,655	17,911
Other income (expense):
Interest income	17	20	453	102
Interest expense	(5,323)	(3,471)	(18,022)	(11,900)
(Loss) Gain on disposition of assets, net	—	(10)	(19)	171
Equity in (losses) earnings of unconsolidated joint ventures	24	(141)	(217)	(760)

(Loss) Income before benefit (provision) for income taxes	(2,179)	772	(4,150)	5,524
Benefit (Provision) for income taxes	538	(426)	1,031	(2,499)

Net (loss) income	$(1,641)	$346	$(3,119)	$3,025

Per share data:
Basic net (loss) income per share	$(0.06)	$0.01	$(0.11)	$0.11

Diluted net (loss) income per share	$(0.06)	$0.01	$(0.11)	$0.11

Weighted average shares outstanding — basic	27,403	27,066	27,349	26,995

Weighted average shares outstanding — diluted	27,403	27,094	27,349	27,062

Comprehensive (loss) income	$(1,641)	$346	$(3,119)	$3,025

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2012	2011
Operating Activities
Net (loss) income	$(3,119)	$3,025
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	35,130	18,299
Amortization of deferred financing charges	787	352
Amortization of deferred lease costs, net	753	1,710
Deferred income	(1,816)	(2,669)
Deferred income taxes	(3,532)	(2,493)
Equity in losses(earnings) of unconsolidated joint ventures	218	760
Gain on disposition of assets, net	19	(171)
Provision for bad debts	749	287
Stock based compensation expense	2,444	1,497
Changes in operating assets and liabilities:
Accounts receivable	(1,452)	(1,036)
Accounts receivable from affiliates	(45)	203
Property tax and insurance deposits	(47)	(336)
Prepaid expenses and other	1,310	(1,172)
Other assets	3,721	(6,548)
Accounts payable	4,369	660
Accrued expenses	5,359	2,961
Federal and state income taxes receivable	1,537	(1,476)
Customer deposits	10	231

Net cash provided by operating activities	46,395	14,084
Investing Activities
Capital expenditures	(12,302)	(10,472)
Cash paid for acquisitions	(178,110)	(83,450)
Proceeds from Spring Meadows Transaction	—	15,844
Proceeds from disposition of assets	19	—
Contributions to joint ventures	(243)	(801)
Distributions from joint ventures	21	1,442

Net cash used in investing activities	(190,615)	(77,437)
Financing Activities
Increase in restricted cash	(1,077)	(2,768)
Proceeds from notes payable	160,413	64,202
Repayments of notes payable	(15,900)	(6,737)
Cash payments for capital lease and financing obligations	(499)	(137)
Deferred financing charges paid	(2,391)	(968)
Cash proceeds from the issuance of common stock	165	505
Excess tax benefits on stock options exercised	(37)	291

Net cash provided by financing activities	140,674	54,388

Decrease in cash and cash equivalents	(3,546)	(8,965)
Cash and cash equivalents at beginning of period	22,283	31,248

Cash and cash equivalents at end of period	$18,737	$22,283

Supplemental Disclosures
Cash paid during the period for:
Interest	$16,620	$11,266

Income taxes	$4,719	$6,810

Non-cash operating, investing, and financing activities:
Intangible assets acquired through capital lease and financing obligations	$11,794	$—

Property and equipment acquired through capital lease and financing obligations	$13,243	$—

Notes payable assumed through capital lease and financing obligations	$18,293	$—

Notes payable assumed through acquisitions	$3,240	$—

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Capital Senior Living Corporation

Supplemental Information

	Communities		Resident Capacity		Units
	Q4 12	Q4 11	Q4 12	Q4 11	Q4 12	Q4 11
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	48	32	6,675	4,832	5,431	4,051
Leased	50	49	6,298	6,318	5,039	5,050
Joint Venture communities (equity method)	3	3	674	674	433	433

Total	101	84	13,647	11,824	10,903	9,534
Independent living			7,185	6,832	5,953	5,671
Assisted living			5,747	4,277	4,332	3,245
Continuing Care Retirement Communities			715	715	618	618

			13,647	11,824	10,903	9,534
Total
II. Percentage of Operating Portfolio
Consolidated communities
Owned	47.5%	38.1%	48.9%	40.9%	49.8%	42.5%
Leased	49.5%	58.3%	46.1%	53.4%	46.2%	53.0%
Joint venture communities (equity method)	3.0%	3.6%	4.9%	5.7%	4.0%	4.5%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			52.6%	57.8%	54.6%	59.5%
Assisted living			42.2%	36.2%	39.7%	34.0%
Continuing Care Retirement Communities			5.2%	6.0%	5.7%	6.5%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information

	Q4 12	Q4 11
Selected Operating Results
I. Owned communities
Number of communities	48	32
Resident capacity	6,675	4,832
Unit capacity	5,431	4,051
Financial occupancy (1)	87.6%	88.3%
Revenue (in millions)	37.5	26.7
Operating expenses (in millions) (2)	22.3	14.8
Operating margin	41%	45%
Average monthly rent	2,752	2,451
II. Leased communities
Number of communities	50	49
Resident capacity	6,298	6,318
Unit capacity	5,039	5,050
Financial occupancy (1)	86.9%	83.5%
Revenue (in millions)	44.2	43.0
Operating expenses (in millions) (2)	22.0	23.0
Operating margin	50%	47%
Average monthly rent	3,253	3,288
III. Consolidated communities
Number of communities	98	81
Resident capacity	12,973	11,150
Unit capacity	10,470	9,101
Financial occupancy (1)	87.2%	85.6%
Revenue (in millions)	81.7	69.7
Operating expenses (in millions) (2)	44.3	37.8
Operating margin	46%	46%
Average monthly rent	3,002	2,908
IV. Communities under management
Number of communities	101	84
Resident capacity	13,647	11,824
Unit capacity	10,903	9,534
Financial occupancy (1)	87.0%	84.7%
Revenue (in millions)	85.3	72.6
Operating expenses (in millions) (2)	46.3	39.7
Operating margin	46%	45%
Average monthly rent	3,018	2,924
V. Same communities under management
(excludes 1 community with a conversion)
Number of communities	80	80
Resident capacity	11,290	11,290
Unit capacity	9,151	9,151
Financial occupancy (1)	86.6%	84.8%
Revenue (in millions)	72.8	69.9
Operating expenses (in millions) (2)	39.1	37.9
Operating margin	46%	46%
Average monthly rent	3,002	2,941
VI. General and Administrative expenses as a percent of Total Revenues under Management
Fourth Quarter (3)	4.9%	4.3%
Fiscal Year (3)	4.5%	4.4%
VII. Consolidated Mortgage Debt Information (in thousands, except for interest rates)
(excludes insurance premium and auto financing)
Total fixed rate mortgage debt	349,309	229,263
Total variable rate mortgage debt	11,550	—
Weighted average interest rate	5.25%	5.80%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction costs incurred by the Company.

CAPITAL/Page 12

CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDAR
Net income from operations	$3,103	$4,374	$13,655	$17,911
Depreciation and amortization expense	10,160	6,383	35,130	18,299
Stock-based compensation expense	601	477	2,444	1,497
Facility lease expense	13,965	13,466	55,144	52,233
Provision for bad debts	198	70	749	287
Casualty losses	441	112	976	711
Transaction costs	735	546	1,899	1,390

Adjusted EBITDAR	$29,203	$25,428	$109,997	$92,328

Adjusted EBITDAR Margin
Adjusted EBITDAR	$29,203	$25,428	$109,997	$92,328
Total revenues	83,278	71,152	310,536	263,502

Adjusted EBITDAR margin	35.1%	35.7%	35.4%	35.0%

Adjusted net income and net income per share
Net (loss) income	$(1,641)	$346	$(3,119)	$3,025
Casualty losses, net of tax	278	71	615	448
Transaction costs, net of tax	463	344	1,196	876
Resident lease amortization, net of tax	2,775	1,268	9,003	2,636
Loss (Gain) on disposition of assets, net of tax	—	6	12	(108)

Adjusted net income	$1,875	$2,035	$7,707	$6,877

Adjusted net income per share	$0.07	$0.08	$0.28	$0.25

Diluted shares outstanding	27,403	27,094	27,349	27,062
Adjusted CFFO and Adjusted CFFO per share
Net cash provided by operating activities	$9,194	$1,913	$46,395	$14,084
Changes in operating assets and liabilities	4,255	6,980	(14,762)	6,513
Recurring capital expenditures	(894)	(792)	(3,373)	(2,964)
Casualty losses, net of tax	278	71	615	448
Transaction costs	735	546	1,899	1,390
Tax impact of Spring Meadows Transaction	(106)	(106)	(424)	6,142
Tax impact of lease modification	—	—	6,983	—

Adjusted CFFO	$13,462	$8,612	$37,333	$25,613

Adjusted CFFO per share	$0.49	$0.32	$1.37	$0.95

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